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                                                                   EXHIBIT 10.10


                           FREMONT GENERAL CORPORATION

                             COMPENSATION COMMITTEE
                                     OF THE
                               BOARD OF DIRECTORS
                                 AUGUST 12, 1999


                  LONG TERM INCENTIVE COMPENSATION PLAN OF 1999


PURPOSE: To enhance the Company's ability to attract, retain and motivate executives and key employees, and to reward their success in achieving the financial goals that increase Shareholder value. This Plan is designed to link a substantial portion of each executive's compensation directly to the long-range growth and increased value of the Company. To accomplish this, the Plan is designed to pay generous bonus awards upon the successful achievement, over a three-(3) year period, of the Company's earnings goals.

THREE YEAR PRE-TAX EARNINGS TARGET: $600,000,000

PARTICIPATING COMPANIES:

                  FREMONT GENERAL CORPORATION
                  FREMONT COMPENSATION INSURANCE GROUP
                  FREMONT INVESTMENT AND LOAN
                  FREMONT FINANCIAL CORPORATION

INDIVIDUAL PARTICIPATION: Officers and other key personnel, as designated by senior management, and approved by the Board of Directors, shall be eligible for participation in the Plan. The Company designates three (3) participation levels as follows:

                  SENIOR MANAGEMENT
                  EXECUTIVES (Salary grades 15 and above)
                  EXECUTIVES (Salary grades 14 and below)



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BONUS AWARDS: Basic bonus awards will equal the award percentage designated for each participating level multiplied by each executive's actual average base salary per the following schedule:

           PRE-TAX RESULT                BONUS AWARD
           (% of Target)             (% of Base Salary)
                            LEVEL I       LEVEL II       LEVEL III

                60%           60%            25%            10%
                70%           70%            30%            15%
                80%           80%            35%            20%
                90%           90%            40%            25%
TARGET         100%          100%            50%            30%
               110%          125%            75%            40%
               120% +        150%           100%            50%


SENIOR MANAGEMENT OPTION: Executives designated as "Senior Management" will be allowed to choose between two (2) bonus award options, which choice must be made at the inception of the Plan:

Option A: Bonus award will equal the arithmetic average base salary multiplied by the bonus award percentage corresponding to the actual pre-tax results per the schedule above.

Option B: "Stock Appreciation Option" - Eligible compensation will be defined as "common stock equivalent units". The number of such units shall be determined by calculating the cash bonus award amount as in "Option A" and dividing that number by the price per share of Fremont common stock on the date the Plan was adopted by the Board. These "units" will then be multiplied by the "closing price" of the stock at Plan maturity (as determined by the Board). This value will be the actual cash award paid to the executive. No actual shares of Fremont stock are issued or encumbered by this formula.

EXTRA AWARD ("KICKER"): Participants in Levels II and III may earn basic cash awards based on the performance of their individual companies. Any such basic award can be enriched by 50% if the combined pre-tax results of Fremont General Corporation exceed 120% of the overall Target of $600,000,000 or ($720,000,000). This extra award is not available to executives in Level I who elect the "Stock Appreciation Option".